EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-51547, 333-37814, 333-48706, 333-51136, 333-57752, 333-91430, 333-106100, 333-127770 and 333-153535) of PLC Systems Inc. and subsidiaries of our report (which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern) dated March 29, 2013, relating to our audits of the consolidated financial statements as of and for the years ending December 31, 2012 and 2011, which appear in this Annual Report on Form 10-K of PLC Systems Inc. and subsidiaries for the year ended December 31, 2012.

/s/ McGladrey LLP

Boston, Massachusetts
March 29, 2013